EXHIBIT (a)



                        THE PRINCIPLED EQUITY INDEX FUND
                        Amendment to Declaration of Trust
                               Dated July 6, 1994

         We, the undersigned, being all of the members of the Board of Trustees of The Principled Equity Index Fund, a Massachusetts business trust organized under a Declaration of Trust dated April 26, 1994, hereby amend said Declaration of Trust, effective July 6, 1994 by deleting Section 3.11 of Article III and inserting the following in lieu thereof:

         Section 3.11. Manner of Acting: Bylaws. Except as otherwise provided herein, in the Bylaws or in any applicable provision of law, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of Trustees (a quorum being present), including any meeting which employs a conference telephone circuit or similar communications equipment so that all persons involved in such meeting can participate therein, or by written consent or consents of a majority of the Trustees. The Trustees shall adopt Bylaws not inconsistent with this Declaration to provide for the conduct of the business of the Trust and may amend or repeal such Bylaws to the extent such power is not reserved to the Shareholders by express provision of such Bylaws.



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         WITNESS our hands this 6th day of July, 1994.


                                           /s/John Hand
                                           John Hand


                                           /s/ Virginia Spencer
                                           Virginia Spencer